EXHIBIT 99.1

Winland Electronics Announces Receipt of Extension to Regain Compliance with NYSE Amex Continued Listing Standards

Mankato, Minn. / June 13, 2012 - Winland Electronics, Inc. (NYSE Amex: WEX) (“Winland”) announced that on April 11, 2012 it received notice from the NYSE Amex staff indicating that Winland is below certain of the NYSE Amex LLC’s (the “Exchange”) continued listing standards due to: stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the Exchange’s Company Guide; and stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2011, as set forth in Section 1003(a)(iii) of the Exchange’s Company Guide.  Winland was afforded the opportunity to submit a plan of compliance to the Exchange, and on May 11, 2012 Winland presented its plan to the Exchange.  On June 11, 2012 the Exchange notified Winland that it accepted Winland’s plan of compliance and granted Winland an extension until May 29, 2013 to regain compliance with the continued listing standards.  Winland will be subject to periodic review by the Exchange staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Winland being delisted from the NYSE Amex Exchange.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com) is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential.  Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide.   Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:           Brian Lawrence                                                     Tony Carideo
CFO & Senior Vice President                                     The Carideo Group, Inc.
(507) 625-7231                                                               (612) 317-2881

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to meeting the Exchange’s continued listing standards by May 29, 2013 and that no other events will jeopardize Winland’s continued listing on the Exchange are forward-looking.  No forward-looking statement can be guaranteed and actual results may vary materially.